Exhibit 99.1

Reliant Bancorp, Inc. Reports Record Results for Fourth Quarter and 2018

Fourth Quarter Net Income Up 257.0% to $4.1 Million - EPS Rises 176.9% to $0.36 Per Fully Diluted Share

Loans Increased 59.4% to a Record $1.2 Billion - Deposits Up 62.7% to a Record $1.4 Billion

BRENTWOOD, Tenn.--(BUSINESS WIRE)--January 23, 2019--Reliant Bancorp, Inc. (“Reliant Bancorp” or the “Company”) (Nasdaq: RBNC), the parent company for Reliant Bank (“Reliant”), announced record results, including growth in earnings, loans, deposits and assets for the fourth quarter and year ended December 31, 2018.

Fourth quarter net income attributable to common shareholders rose 257.0% to $4.1 million, and net income per fully diluted share increased 176.9% to $0.36, compared to $1.2 million, or $0.13 per fully diluted share, for the fourth quarter of 2017. Our net income attributable to common shareholders for 2018 rose 94.4% to $14.1 million and net income per fully diluted share increased 39.8% to $1.23 per fully diluted share, compared to $7.2 million, or $0.88 per fully diluted share in 2017. The 2018 results included approximately 2.4 million additional shares outstanding related to the merger with Community First, Inc. that closed on January 1, 2018, and merger-related expenses of approximately $2.8 million during 2018.

“We are pleased to report record earnings for the fourth quarter and full year for our company, a testament to the hard work and dedication of our associates in Middle Tennessee and Chattanooga," stated DeVan D. Ard, Jr., Chairman, President and Chief Executive Officer. "Our earnings growth was driven by strong loan demand, a stable net interest margin, superior asset quality, and solid core deposit growth at our new banking centers in Murfreesboro and Chattanooga. Loan production remained strong in the fourth quarter. Though seasonally lower than the third quarter, our experienced lending team generated $104 million in new loans, a 23% increase over the fourth quarter of 2017.

“The Nashville economy maintained its strong momentum through the end of the year. The unemployment rate of 3.1% is below both the state and national levels, quarterly new home starts and closings were up in the third quarter, and job growth continues at a brisk pace. In the fourth quarter alone, major new jobs announcements came from Amazon (5,000) and E&Y (600). The Nashville area nonfarm employment now stands at just under 1.0 million. Business confidence remains high, and we expect loan demand to stay robust through at least the first half of 2019 due to these trends, despite higher interest rates,” concluded Ard.

Key Highlights

  Net income attributable to common shareholders was flat at $4.1 million, or $0.36 per fully diluted share, in the fourth quarter of 2018 compared with $4.1 million, or $0.36 per fully diluted share, in the third quarter of 2018. Excluding merger related charges, purchase accounting adjustments, and the deferred tax revaluation for 2017, net income attributable to common shareholders (non-GAAP) rose 68.2% to $4.0 million compared to $2.4 million for the fourth quarter of 2017. Excluding merger related charges, purchase accounting adjustments, and the deferred tax revaluation for 2017, earnings per fully diluted share attributable to common shareholders rose 34.6% to $0.35 per fully diluted share in the fourth quarter of 2018 compared to the fourth quarter of 2017. For the year ended December 31, 2018, net income, excluding merger related charges, purchase accounting adjustments, and the deferred tax revaluation for 2017, attributable to common shareholders rose 81.5% to $15.7 million, and was up 30.5% to $1.37 per fully diluted shares, compared to $8.7 million, or $1.05 per fully diluted share, for the same period in 2017.

  Loans rose 59.4% to $1.2 billion in the fourth quarter of 2018 compared with the fourth quarter of 2017 and were up 3.1% (12.4% annualized) compared to the third quarter of 2018. Fourth quarter new loan production was strong at $104.1 million, though seasonally lower when compared with $166.9 million in the third quarter of 2018. New loan production was comprised of CLD (38%), CRE (12%), consumer loans including 1-4 family (22%) and C&I (28%). Loans produced in the fourth quarter of 2018 had an average weighted yield of 5.60% an increase of 33 basis points compared with 5.27% in the third quarter of 2018.
  Total deposits grew 62.7% to $1.4 billion compared with the fourth quarter of 2017, and were up 3.0% (12.1% annualized) from the third quarter of 2018. We experienced an increase in core deposits in Murfreesboro and Chattanooga with the opening of the new banking centers in each market in the third and fourth quarters, respectively, and expect continued growth. Deposits generated through our Chattanooga office increased 43% since the second quarter of 2018 while deposits generated through our Murfreesboro office increased 86% since the second quarter of 2018.
  Noninterest bearing deposits rose 64.4% to $216.9 million at December 31, 2018, compared with the fourth quarter of 2017, and declined slightly by 2.0% from the third quarter of 2018. We remain focused on raising the level of our noninterest bearing deposits. Commercial and retail incentive plans are weighted heavy on producing these type of deposits, and we continue to improve the products and services offered through our treasury management group.
  Net interest margin increased to 3.82% for the fourth quarter of 2018 compared with 3.77% for the third quarter of 2018 and up from 3.80% in the fourth of 2017. The increase in net interest margin from the third quarter of 2018 was partially due to the yield on our earning assets increasing at a faster pace than our cost of funds. This was mainly driven by the increase in yield on newer loans. The increase in net interest margin compared to the fourth quarter of 2017 was due primarily to our non-interest bearing deposits having a greater effect on our cost of funds compared to last year. In both years, the bank had loans with substantial state tax credits, and these credits led to an increase in our margin of 22 basis points in the fourth quarter of 2018 compared to 10 basis points in the third quarter of 2018 and 7 basis points in the fourth quarter of 2017.
  Noninterest income rose to $1.62 million in the fourth quarter of 2018 compared with $1.55 million in the fourth quarter of 2017, and decreased 41.5% from $2.8 million in the third quarter of 2018. The increase compared to fourth quarter of 2017 was driven mainly by higher service charges resulting from revised deposit product pricing at conversion and the increase in deposits due to the merger and somewhat offset by a decrease in gains on mortgage loans sold, while the decrease compared to the third quarter of 2018 was driven mainly by the decrease in gains on mortgage loans sold. Bank segment noninterest income rose 101.3% compared with the fourth quarter of 2017 due to growth in service charges and decreased 8.2% compared to the third quarter of 2018, due primarily to larger gains on sale of other real estate in the third quarter of 2018 compared with the fourth quarter of 2018.
  Noninterest expense rose 44.5% to $12.2 million compared with $8.4 million in the fourth quarter of 2017 and remained flat when compared to the third quarter of 2018. Noninterest expenses included pre-tax merger related expenses of approximately $2.8 million in the year ended December 31, 2018 compared to $1.4 million for the same period in 2017. Excluding merger related expenses, noninterest expenses rose 60.6% and 0.7% compared with the fourth quarter of 2017 and the third quarter of 2018, respectively. Bank segment noninterest expenses excluding merger related expenses rose 7.0% in the fourth quarter compared with the third quarter of 2018 due to expenses related to the Murfreesboro and Chattanooga offices, $233,000 in increased incentive compensation and stock option accruals, and $115,000 in other nonrecurring expenses.
  Asset quality remained sound at December 31, 2018. Nonperforming assets to total assets improved to 0.30% in the fourth quarter of 2018, compared with 0.46% and 0.31% for the fourth quarter of 2017 and third quarter of 2018, respectively. Net charge-offs were 0.03% in the fourth quarter of 2018 compared with net charge-offs of 0.01% in the fourth quarter of 2017 and net recoveries of 0.07% in the third quarter of 2018. Our net charge-offs were $82,000 in the fourth quarter of 2018, though the bank remains in a net recovery position for the year, compared to net charge-offs of $12,000 for the fourth quarter of 2017 and net recoveries of $207,000 in the third quarter of 2018. Other real estate owned of $1.0 million in the fourth quarter of 2018 has not changed when compared with the third quarter of 2018. We continue to focus on loan quality as a key component of our earnings mix.
  Our provision for loan losses for the fourth quarter of 2018 was $276,000 compared to $121,000 and $322,000, for the fourth quarter of 2017 and third quarter of 2018, respectively. The decrease compared to the third quarter of 2018 was driven by improved loan quality metrics for that period, while the increase compared to the fourth quarter of 2017 was driven by growth in loans.

  Our tax expense for the fourth quarter of 2018 decreased 111.4% to a benefit of $59,000 compared to an expense of $519,000 for the third quarter of 2018, while our tax expense for the year ended December 31, 2018 decreased 29.4% to $1.4 million compared to $1.9 million for the same period in 2017. The main driver of the decreases is the addition of two loans with substantial state tax credits, one which was booked in the fourth quarter of 2018. These credits, which are based on the outstanding balance of the loans at each year-end, are expected to provide continuing benefits for a maximum term of 15-years. Another item that contributed to the decrease when compared to last year is the $620,000 reevaluation of the deferred tax asset that was recorded in the fourth quarter of 2017 due to the change in the federal tax rate. Also in the fourth quarter of 2018, the bank created an investment subsidiary and transferred its investment portfolio to the subsidiary. This tax strategy allows the bank to avoid the TEFRA adjustment required by the Internal Revenue Code for holding tax-exempt bonds. This reduced tax expense by $88,000 in the fourth quarter of 2018 and should have a greater impact in future periods.

Capital Position

Reliant’s capital position remained strong at December 31, 2018. The tier 1 leverage ratio was 10.17% compared with 10.17% at September 30, 2018, and 11.68% at December 31, 2017. Total stockholders’ equity rose to $208.4 million and tangible book value per common share was $13.58 at December 31, 2018, compared to $13.15 at September 30, 2018, and $14.11 at December 31, 2017, reflecting the impact of our private placement in the third quarter of 2017 and our merger with Community First in the first quarter of 2018 as well as earnings accretion. Reliant’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures in this release include “adjusted net interest margin,” “adjusted net income attributable to common shareholders and related impact on ROA, ROE, and earnings per diluted share,” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments, income relating to the recoveries of purchased credit impaired loans, and merger expenses do not necessarily reflect the operational performance of the business in these periods; accordingly, it is useful to consider these line items with and without such adjustments. We have also included the deferred tax revaluation adjustment in 2017. Since it does not reflect our operational performance, we have adjusted for it in our non-GAAP measures. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under generally accepted accounting principles.

About Reliant Bancorp and Reliant Bank

Reliant Bancorp, Inc. is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner, Williamson, Maury, Hickman, and Hamilton counties, Tennessee, through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. As of December 31, 2018, Reliant Bancorp had approximately $1.7 billion in total assets, approximately $1.2 billion in loans and approximately $1.4 billion in deposits. For additional information, locations and hours of operation, please visit their website at www.reliantbank.com.

Forward Looking Statements

All statements, other than statements of historical fact, included in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “expect,” “may,” “will,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about Reliant Bancorp’s future financial and operating results and Reliant Bancorp’s plans, objectives and intentions.

All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Reliant Bancorp to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: (1) the effect of interest rate increases on the cost of deposits; (2) unanticipated weakness in loan demand or loan pricing; (3) greater than anticipated adverse conditions in the national or local economies in which we operate, including Middle Tennessee; (4) lack of strategic growth opportunities or our failure to execute on those opportunities; (5) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (6) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits; (7) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Reliant Bancorp’s results, including as a result of compression to net interest margin; (8) our ability to effectively manage problem credits; (9) our ability to successfully implement efficiency initiatives on time and in amounts projected; (10) our ability to successfully develop and market new products and technology; (11) the vulnerability of Reliant Bank’s network and online banking portals, and the systems of parties with whom we contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss, and other security breaches; and (12) changes in laws or regulations. Additional factors which could affect the forward-looking statements can be found in Reliant Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at http://www.sec.gov. Reliant Bancorp believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant Bancorp disclaims any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

RELIANT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018, SEPTEMBER 30, 2018 AND DECEMBER 31, 2017
(Dollar Amounts in Thousands)

ASSETS	December 31, 2018	September 30, 2018	December 31, 2017
	Unaudited	Unaudited	Audited
Cash and due from banks	$34,807	$34,026	$20,497
Federal funds sold	371	417	171
Total cash and cash equivalents	35,178	34,443	20,668
Securities available for sale	296,323	293,028	220,201
Loans, net of unearned income	1,231,076	1,194,129	772,219
Allowance for loan losses	(10,892)	(10,698)	(9,731)
Loans, net	1,220,184	1,183,431	762,488
Mortgage loans held for sale, net	15,823	12,712	45,322
Accrued interest receivable	8,214	8,032	5,744
Premises and equipment, net	22,033	22,156	9,790
Restricted equity securities, at cost	11,690	11,681	7,774
Other real estate, net	1,000	1,000	—
Cash surrender value of life insurance contracts	45,513	45,220	33,663
Deferred tax assets, net	7,428	9,214	1,099
Goodwill	43,642	43,642	11,404
Core deposit intangibles	8,219	8,456	1,280
Other assets	9,091	11,186	5,601
TOTAL ASSETS	$1,724,338	$1,684,201	$1,125,034
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand	$216,937	$221,252	$131,996
Interest-bearing demand	154,218	162,159	88,230
Savings and money market deposit accounts	401,308	358,934	205,230
Time	665,440	653,201	458,063
Total deposits	1,437,903	1,395,546	883,519
Accrued interest payable	1,063	1,150	305
Subordinated debentures	11,603	11,583	—
Federal Home Loan Bank advances	57,498	62,686	96,747
Dividends payable	1,036	922	542
Other liabilities	6,821	8,563	3,784
TOTAL LIABILITIES	1,515,924	1,480,450	984,897
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	—	—	—
Common stock, $1 par value; 30,000,000 shares authorized; 11,530,810, 11,531,094 and 9,034,439 shares issued and outstanding at December 31, 2018, September 30, 2018, and December 31, 2017, respectively	11,531	11,531	9,034
Additional paid-in capital	173,238	172,930	112,437
Retained earnings	27,329	24,246	17,189
Accumulated other comprehensive loss	(3,684)	(4,956)	1,477
TOTAL STOCKHOLDERS’ EQUITY	208,414	203,751	140,137
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,724,338	1,684,201	1,125,034

RELIANT BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands, Except Per Share Amounts)
(Unaudited)
	Three Months Ended			YTD
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
INTEREST INCOME
Interest and fees on loans	$15,854	$14,873	$8,983	$58,351	$34,176
Interest and fees on loans held for sale	177	294	448	1,278	868
Interest on investment securities, taxable	462	414	177	1,836	691
Interest on investment securities, nontaxable	1,684	1,709	1,108	6,605	3,904
Federal funds sold and other	286	280	138	1,155	519

TOTAL INTEREST INCOME	18,463	17,570	10,854	69,225	40,158

INTEREST EXPENSE
Deposits
Demand	103	102	42	366	173
Savings and money market	880	657	191	2,589	748
Time	3,125	2,542	1,432	9,862	4,095
Federal Home Loan Bank advances and other	580	606	272	1,855	655
Subordinated debentures	198	197	—	724	—
TOTAL INTEREST EXPENSE	4,886	4,104	1,937	15,396	5,671

NET INTEREST INCOME	13,577	13,466	8,917	53,829	34,487

PROVISION FOR LOAN LOSSES	276	322	121	1,035	1,316
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,301	13,144	8,796	52,794	33,171
NONINTEREST INCOME
Service charges on deposit accounts	915	833	315	3,419	1,251
Gains on mortgage loans sold, net	357	1,399	924	4,418	3,675
Gain on securities transactions, net	—	18	—	43	59
Gain on sale of other real estate	—	150	1	259	27
Gain (loss) on disposal of premises and equipment	(3)	16	(2)	13	(52)
Other	355	361	315	1,494	1,050
TOTAL NONINTEREST INCOME	1,624	2,777	1,553	9,646	6,010
NONINTEREST EXPENSE
Salaries and employee benefits	7,030	6,913	4,798	27,510	18,432
Occupancy	1,276	1,234	871	4,949	3,353
Information technology	1,420	1,315	791	5,333	2,715
Advertising and public relations	187	183	60	600	264
Audit, legal and consulting	949	588	407	2,976	1,508
Federal deposit insurance	163	210	79	793	399
Merger expenses	32	82	870	2,774	1,426
Other operating	1,139	1,637	566	5,626	2,979
TOTAL NONINTEREST EXPENSE	12,196	12,162	8,442	50,561	31,076
INCOME BEFORE PROVISION FOR INCOME TAXES	2,729	3,759	1,907	11,879	8,105
INCOME TAX EXPENSE	(59)	519	937	1,372	1,942
CONSOLIDATED NET INCOME	2,788	3,240	970	10,507	6,163
NONCONTROLLING INTEREST IN NET LOSS OF SUBSIDIARY	1,335	842	185	3,578	1,083
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$4,123	$4,082	$1,155	$14,085	$7,246
Basic net income attributable to common shareholders, per share	$0.36	$0.36	$0.13	$1.24	$0.89
Diluted net income attributable to common shareholders, per share	$0.36	$0.36	$0.13	$1.23	$0.88

RELIANT BANCORP, INC.
SEGMENT FINANCIAL INFORMATION
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands)
(Unaudited)

Retail Banking
	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net interest income	$13,479	$13,295	$8,537	$53,008	$33,761
Provision for loan losses	276	322	121	1,035	1,316
Noninterest income	1,266	1,379	629	5,232	2,333
Noninterest expense (excluding merger expenses)	10,284	9,614	6,073	38,738	24,098
Merger expenses	32	82	870	2,774	1,426
Income before provision for income taxes	4,153	4,656	2,102	15,693	9,254
Income tax expense	30	574	947	1,608	2,008
Net income attributable to common shareholders	$4,123	$4,082	$1,155	$14,085	$7,246

Residential Mortgage Banking
	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net interest income	$98	$171	$380	$821	$726
Provision for loan losses	—	—	—	—	—
Noninterest income	358	1,398	924	4,414	3,677
Noninterest expense	1,880	2,466	1,499	9,049	5,552
Loss before provision for income taxes	(1,424)	(897)	(195)	(3,814)	(1,149)
Income tax benefit	(89)	(55)	(10)	(236)	(66)
Net loss	(1,335)	(842)	(185)	(3,578)	(1,083)
Noncontrolling interest in net loss of subsidiary	1,335	842	185	3,578	1,083
Net income attributable to common shareholders	$—	$—	$—	$—	$—

The above financial information is presented, net of intercompany eliminations.

RELIANT BANCORP, INC.
SELECTED QUARTERLY FINANCIAL DATA
AT OR FOR THE THREE MONTHS ENDED
(Dollar Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	December 31, 2018	September 30, 2018	December 31, 2017
Per Common Share Data
Net income attributable to shareholders, per share
Basic	$0.36	$0.36	$0.13
Diluted	$0.36	$0.36	$0.13
Book value per common share	$18.07	$17.67	$15.51
Tangible book value per common share	$13.58	$13.15	$14.11
Basic weighted average common shares	11,420,432	11,406,753	8,942,656
Diluted weighted average common shares	11,501,758	11,498,179	9,039,050
Common shares outstanding at period end	11,530,810	11,531,094	9,034,439

Selected Balance Sheet Data
Tangible common equity (TCE) ratio	9.36%	9.29%	11.46%
Average loans	$1,201,866	$1,144,307	$755,844
Average earning assets (1)	1,548,083	1,504,424	1,012,932
Average total assets	1,689,668	1,644,396	1,072,812
Average stockholders' equity	205,629	203,901	135,332

Selected Asset Quality Measures
Nonaccrual loans	$4,194	$4,235	$5,161
90+ days past due still accruing	6	40	—
Total nonperforming loans	4,200	4,275	5,161
Total nonperforming assets (2)	5,200	5,275	5,161
Net charge offs (recoveries)	82	(207)	12
Nonperforming loans to total loans	0.34%	0.36%	0.67%
Nonperforming assets to total assets	0.30%	0.31%	0.46%
Nonperforming assets to total loans and other real estate	0.42%	0.44%	0.67%
Allowance for loan losses to total loans	0.88%	0.90%	1.26%
Allowance for loan losses to nonperforming loans	259.33%	250.25%	188.55%
Net charge offs (recoveries) to average loans (3)	0.03%	(0.07)%	0.01%

Capital Ratios (Bank Subsidiary Only)(5)
Tier 1 leverage	10.17%	10.17%	11.68%
Common equity tier 1	12.19%	12.13%	13.67%
Total risk-based capital	13.02%	12.97%	14.74%

Selected Performance Ratios (3) (4)
Return on average assets (ROA)	0.98%	0.99%	0.43%
Return on average stockholders' equity (ROE)	8.02%	8.01%	3.41%
Return on tangible common equity (ROTCE)	10.73%	10.76%	3.77%
Net interest margin	3.82%	3.77%	3.80%

(1) Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities.

(2) Nonperforming assets consist of nonperforming loans (excluding troubled debt restructurings) and other real estate.

(3) Data has been annualized.

(4) Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets.

(5) Current quarter capital ratios are estimated.

RELIANT BANCORP, INC.
YIELD TABLES
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the periods indicated below:

	Three Months Ended December 31, 2018			Three Months Ended September 30, 2018			Three Months Ended December 31, 2017
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense
Interest earning assets
Loans	$1,201,866	5.28	$15,136	$1,144,307	5.01	$14,092	$755,844	4.56	$8,512
Loan fees	—	0.24	718	—	0.27	781	—	0.25	471
Loans with fees	1,201,866	5.52	15,854	1,144,307	5.28	14,873	755,844	4.81	8,983
Mortgage loans held for sale	13,744	5.11	177	22,464	5.19	294	36,134	4.92	448
Deposits with banks	27,581	1.44	100	24,570	1.53	95	14,530	0.74	27
Investment securities - taxable	69,855	2.62	462	70,389	2.33	414	29,179	2.41	177
Investment securities - tax-exempt	222,598	3.81	1,684	229,934	3.74	1,709	169,549	4.01	1,108
Federal funds sold and other	12,439	5.93	186	12,760	5.75	185	7,696	5.72	111
Total earning assets	1,548,083	5.07	18,463	1,504,424	4.85	17,570	1,012,932	4.56	10,854
Nonearning assets	141,585			139,972			59,880
Total assets	$1,689,668			$1,644,396			$1,072,812
Interest bearing liabilities
Interest bearing demand	$145,810	0.28	$103	$143,057	0.28	$102	$83,763	0.20	$42
Savings and money market	358,300	0.97	880	339,487	0.77	657	186,846	0.41	191
Time deposits - retail	564,610	1.84	2,624	527,930	1.60	2,128	351,093	1.28	1,132
Time deposits - wholesale	87,671	2.27	501	87,262	1.88	414	91,143	1.31	300
Total interest bearing deposits	1,156,391	1.41	4,108	1,097,736	1.19	3,301	712,845	0.93	1,665
Federal Home Loan Bank advances	90,247	2.55	580	102,731	2.34	606	79,527	1.36	272
Subordinated debt	11,597	6.77	198	11,577	6.75	197	—	—	—
Total borrowed funds	101,844	3.03	778	114,308	2.79	803	79,527	1.36	272
Total interest-bearing liabilities	1,258,235	1.54	4,886	1,212,044	1.34	4,104	792,372	0.97	1,937
Net interest rate spread (%) / Net interest income ($)		3.53	13,577		3.51	13,466		3.59	8,917
Non-interest bearing deposits	221,564	(0.23)		221,107	(0.20)		133,108	(0.14)
Other non-interest bearing liabilities	4,240			7,344			12,000
Stockholder's equity	205,629			203,901			135,332
Total liabilities and stockholders' equity	$1,689,668			$1,644,396			$1,072,812
Cost of funds		1.31			1.14			0.83
Net interest margin		3.82			3.77			3.80

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC.
YIELD TABLES
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the periods indicated below:

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense
Interest earning assets
Loans	$1,138,946	4.99	$55,496	$714,982	4.59	$32,164
Loan fees	—	0.25	2,855	—	0.28	2,012
Loans with fees	1,138,946	5.24	58,351	714,982	4.87	34,176
Mortgage loans held for sale	24,882	5.14	1,278	19,016	4.56	868
Deposits with banks	34,504	1.37	471	15,177	0.71	107
Investment securities - taxable	70,170	2.62	1,836	31,557	2.19	691
Investment securities - tax-exempt	225,592	3.72	6,605	151,446	4.01	3,904
Federal funds sold and other	11,654	5.87	684	7,769	5.30	412
Total earning assets	1,505,748	4.80	69,225	939,947	4.58	40,158
Nonearning assets	138,612			55,489
Total assets	$1,644,360			$995,436
Interest bearing liabilities
Interest bearing demand	$146,717	0.25	$366	$84,171	0.21	$173
Savings and money market	349,986	0.74	2,589	196,939	0.38	748
Time deposits - retail	531,780	1.55	8,264	319,456	0.98	3,126
Time deposits - wholesale	90,510	1.77	1,598	88,114	1.10	969
Total interest bearing deposits	1,118,993	1.15	12,817	688,680	0.73	5,016
Federal Home Loan Bank advances and other	85,706	2.16	1,855	50,730	1.29	655
Subordinated debt	11,566	6.26	724	—	—	—
Total borrowed funds	97,272	2.65	2,579	50,730	1.29	655
Total interest-bearing liabilities	1,216,265	1.27	15,396	739,410	0.77	5,671
Net interest rate spread (%) / Net interest income ($)		3.53	53,829		3.81	34,487
Non-interest bearing deposits	218,867	(0.20)		134,408	(0.11)
Other non-interest bearing liabilities	5,911			3,838
Stockholder's equity	203,317			117,780
Total liabilities and stockholders' equity	$1,644,360			$995,436
Cost of funds		1.07			0.66
Net interest margin		3.78			3.97

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes are allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

RELIANT BANCORP, INC.
NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS INDICATED
(Dollar Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (1)
Net interest income	$13,577	$13,466	$8,917	$53,829	$34,487
Purchase accounting adjustments	(456)	(364)	(141)	(1,655)	(859)
Adjusted net interest income	$13,121	$13,102	$8,776	$52,174	$33,628
Adjusted net interest margin	3.70%	3.67%	3.74%	3.67%	3.88%

Adjusted net income attributable to common shareholders and related impact on ROA, ROE, and earnings per diluted share (1)
Net income attributable to common shareholders	$4,123	$4,082	$1,155	$14,085	$7,246

Purchase accounting adjustments	(203)	(73)	(31)	(642)	(468)
Merger expenses	32	82	870	2,774	1,426
Deferred tax asset revaluation	—	—	620	—	620
Pre-tax adjustments to net income	(171)	9	1,459	2,132	1,578
Tax effect of adjustments to net income	(45)	(13)	237	512	173
After tax adjustments to net income	$(126)	$22	$1,222	$1,620	$1,405
Adjusted net income attributable to common shareholders	$3,997	$4,104	$2,377	$15,705	$8,651
Adjusted return on average assets	0.95%	1.00%	0.89%	0.96%	0.87%
Adjusted return on average stockholders' equity	7.78%	8.05%	7.03%	7.72%	7.35%
Adjusted return on tangible common equity	10.40%	10.81%	7.75%	10.37%	8.23%
Adjusted net income attributable to common shareholders, per diluted share	$0.35	$0.36	$0.26	$1.37	$1.05

Efficiency ratio (subsidiary bank only excluding mortgage segment)(1)
Non-interest expense	$9,716	$9,174	$5,691	$36,737	$22,605
Net interest income	13,677	13,492	8,537	53,732	33,762
Tax equivalent adjustment for tax exempt interest income	1,322	812	613	3,069	2,183
Non-interest income	1,266	1,379	629	5,232	2,333
Less gain on sale of other real estate	—	(150)	(1)	(259)	(27)
Less gain on sale of securities	—	(18)	—	(43)	(59)
Add loss (less gain) on disposal of premises and equipment	3	(16)	2	(13)	52
Adjusted operating income	$16,268	$15,499	$9,780	$61,718	$38,244

Efficiency Ratio	59.72%	59.19%	58.19%	59.52%	59.11%

(1) Not a recognized measure under generally accepted accounting principles (GAAP).

CONTACT:
DeVan Ard
Chairman, President and Chief Executive Officer
Reliant Bancorp, Inc.
(615.221.2020)